Filed Pursuant to Rule 424(b)(3)
Registration No. 333-223706

AXA Equitable Life Insurance Company

MONY Life Insurance Company of America

Supplement dated August 2, 2019 to the current variable annuity and life prospectuses

This Supplement updates certain information in the most recent prospectus and statement of additional information you received and in any supplements to that prospectus and statement of additional information (collectively, the ‘‘Prospectus’’). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in the Prospectus.

The purpose of this Supplement is to provide you with information regarding certain changes to the Prospectus. Please note, that certain Portfolios described below may not be available under your contract or policy. As applicable to your contract or policy, please note the following changes:

Sub-Adviser Changes to Certain EQ Advisors Trust Portfolios

A.	1290 VT Small Cap Value Portfolio

Horizon Asset Management LLC (“Horizon Asset Management”) has undergone a merger with two affiliated investment advisers. As a result of the merger, Horizon Asset Management was renamed Horizon Kinetics Asset Management LLC. Therefore, all references to Horizon Asset Management in the Prospectus are hereby deleted in their entirety and replaced with Horizon Kinetics Asset Management LLC.

B.	EQ/Money Market Portfolio

The Dreyfus Corporation (“Dreyfus”), the sub-adviser for EQ/Money Market Portfolio has changed its name to BNY Mellon Investment Adviser, Inc. Therefore, all references to Dreyfus in the Prospectus are hereby deleted in their entirety and replaced with BNY Mellon Investment Adviser, Inc.

C.	Multimanager Aggressive Equity Portfolio

Scotia Institutional Asset Management US, Ltd. (“Scotia”) has resigned as a sub-adviser of Multimanager Aggressive Equity Portfolio. Effective on or about June 30, 2019, 1832 Asset Management U.S. Inc., an affiliate of Scotia, replaced Scotia as sub-adviser for a portion of the Active Allocated Portion of the Multimanager Aggressive Equity Portfolio. Therefore, all references to Scotia in the Prospectus are hereby deleted in their entirety and replaced with 1832 Asset Management U.S., Inc.

D.	EQ/Capital Guardian Research Portfolio and EQ/Large Cap Core Managed Volatility Portfolio

Capital Guardian Trust Company (“Capital Guardian”) has undergone a merger with an affiliated investment adviser Capital International, Inc. (“Capital International”). As a result of the merger, Capital International has assumed the sub-advisory responsibilities for the EQ/Capital Guardian Research Portfolio and a portion of the Active Allocated Portion of the EQ/Large Cap Core Managed Volatility Portfolio (together, “Capital Portfolios”). Therefore, all references to Capital Guardian in the Prospectus are hereby deleted in their entirety and replaced with Capital International, Inc.

E.	EQ/Global Bond PLUS Portfolio

Effective on or about August 1, 2019, Wells Fargo Asset Management (International), LLC was consolidated into Wells Fargo Asset Management (International) Limited that is a registered investment adviser. As a result, Wells Fargo Asset Management (International) Limited assumed the investment sub-advisory responsibilities for the Active Allocated Portion of EQ/Global Bond PLUS Portfolio. Therefore, all references to Wells Fargo Asset Management (International), LLC in the Prospectus are hereby deleted in their entirety and replaced with Wells Fargo Asset Management (International) Limited.

Please see “The Portfolios of the Trusts” or “The Funds” in your Prospectus for more information.

Distributed by affiliate AXA Advisors, LLC and for certain contracts co-distributed by affiliate

AXA Distributors, LLC

1290 Avenue of the Americas

New York, NY 10104

Copyright 2019 AXA Equitable Life Insurance Company and MONY Life Insurance Company of America.

All rights reserved.

AXA Equitable Life Insurance Company

MONY Life Insurance Company of America

1290 Avenue of the Americas

New York, NY 10104

212-554-1234

IM-21-19 (8.19)
Global Annuities/Life – Inforce/New Biz	catalog no. 160010 (8.19)
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